EXHIBIT F


                                VOTING AGREEMENT

         THIS VOTING AGREEMENT is made and entered into as of June 10, 1999 (this "Agreement") between SOFTBANK America Inc., a Delaware corporation ("SOFTBANK" or the "Purchaser"), and Michael G. Rubin (the "Principal Stockholder").

                                    RECITALS

         WHEREAS, on June 10, 1999, Global Sports, Inc., a Delaware corporation (the "Company"), and SOFTBANK entered into a Purchase Agreement (the "Purchase Agreement"), pursuant to which SOFTBANK intends to acquire 6,153,850 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"); and

         WHEREAS, as an inducement and a condition to consummating the Purchase Agreement, the Principal Stockholder has required that the Purchaser agree, and the Purchaser has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

     1.   Definitions. For purposes of this Agreement:

         (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.



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         (b) "Continuing Director" shall mean any member of the Board of
Directors of the Corporation who was a member of the Board prior to the date of the Purchase Agreement, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected as a director and who, in either event, is not a director designated by SOFTBANK pursuant to Section 5.3 of the Purchase Agreement and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the Continuing Directors then on the Board of Directors.

         (c) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     2.  Composition and Nomination of Board of Directors.

         2.1 Board Composition Requirements. At any meeting of stockholders at which directors are to be elected and with respect to any written consent of stockholders of the Company in lieu of a meeting relating to the election of directors, the Purchaser shall vote, or execute and deliver a written consent with respect to, all shares of Common Stock and any other voting securities of the Company held of record or Beneficially Owned by it with respect to all directorships other than those which the Purchaser is entitled to designate pursuant to Section 5.3 of the Purchase Agreement(the "SOFTBANK Designees"), (a) in favor of the Continuing Directors at such time and (b) against the election of any directors other than the Continuing Directors.

         2.2 Removal of Directors. Except as otherwise provided in this Section 2.2, the Purchaser agrees not to take any action to remove, with or without cause, any director of the Company other than the SOFTBANK Designees. Notwithstanding the foregoing, the Principal Stockholder shall at all times have the right to remove and to cause the Purchaser to remove, with or without cause, any or all of the directors other than the SOFTBANK Designees.


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         2.3 Vacancies. If a vacancy in the office of a Continuing Director is created on the Board of Directors by reason of the death, disability, removal or resignation of any one of the Continuing Directors, the Purchaser shall promptly take all necessary and appropriate action, including voting, or executing and delivering a written consent with respect to, the shares of Common Stock and any other voting securities of the Company then held of record or Beneficially Owned by the Purchaser in such a manner to ensure that such vacancy is filled with a Continuing Director.

     3. Certificate of Incorporation and Bylaws. The Purchaser shall vote all shares of Common Stock and any other voting securities of the Company then held of record or Beneficially Owned and shall take all other actions necessary and appropriate (including, without limitation, voting to remove any director) to ensure that the Company's Certificate of Incorporation and Bylaws do not at any time conflict with the provisions of this Agreement.

     4.   Miscellaneous.

         4.1 Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         4.2 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         4.3 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining


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provisions shall not in any way be affected or impaired thereby.

         4.4 No Implied Rights. Nothing herein, express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any interest, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         4.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         4.7 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         4.8 Notices. All notices and other communications under this Agreement shall be in writing, and shall be deemed to have been duly given on the date of delivery if delivered personally or on the third business day after mailing or if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, return receipt requested, and addressed as follows (until any such address is changed by notice duly given):


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         (a) if to SOFTBANK, to:

               SOFTBANK AMERICA Inc.
               300 Delaware Avenue, Suite 900
               Wilmington, Delaware  19801
               Facsimile No.:  (302)  552-3128
               Attn:  Frances Jacobs

               SOFTBANK Holdings Inc.
               10 Langley Road, Suite 403
               Newton Center, Massachusetts 02169
               Facsimile No.: (617) 928-9301
               Attention:  Ronald Fisher
                           Vice Chairman

               with a copy to:

               Sullivan & Cromwell
               1888 Century Park East
               21st Floor
               Los Angeles, California  90067-1725
               Telephone:  (310) 712-6650
               Telecopier: (310) 712-8800
               Attention:  John L. Savva, Esq.

         (b) if to the Principal Stockholder, to:

               Global Sports, Inc.
               555 South Henderson Road
               King of Prussia, Pennsylvania  19406
               Telephone:  (610) 768-0900
               Facsimile:  (610) 768-0753
               Attention:  Michael G. Rubin


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               with a copy to:

               Blank Rome Comisky McCauley LLP
               One Logan Square
               Philadelphia, Pennsylvania  19103
               Telephone:  (215) 569-5544
               Facsimile:  (215) 569-5628
               Attention:  Arthur Miller, Esq.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   SOFTBANK AMERICA INC.


                                   By:________________________________
                                      Name:
                                      Title:


                                   ___________________________________
                                              MICHAEL G. RUBIN




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